23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Digital Recorders, Inc. on Form S-8 of our report, dated March 31, 2004, except for Note 7, as to which the date is April 14, 2004 and Note 21, as to which the date is April 1, 2004, appearing in the Amendment No. 2 on Form 10-K/A to the Annual Report on Form 10-K of Digital Recorders, Inc. for the year ended December 31, 2003.

Raleigh, North Carolina
June 16, 2004